EXHIBIT 2.4

THE SECURITIES ARE BEING ISSUES AS PART OF THIS ASSET PURCHASE AND SALE AGEEMENT ARE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND ARE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION AFFORDED BY THE SECURITIES ACT AND REGULATION D RULE 506 PROMULGATED THEREUNDER, AND FLORIDA SECURITIES LAWS.  AND AS SUCH WE WILL HAVE A RESTRICTIVE LEGEND AS REQUIRED BY THE SEC, RESTRITING THEIR SALE OR TRANSFER FOR A MINIMUM OF ONE YEAR AND THEN CAN ONLY BE SOLD IN COMPLIANCE WITH RULE 144. IT IS THE INTENT OF THE SELLER TO RETAIN SUCH SHARES FOR INVESMENT PURPOSES AND NOT FOR RE-SALE UNLESS IN COMPLIANCE WITH THE ACT.

THE SELLER AND HIS/HER REPRSENTATIVES HAVE HAD A CHANCE TO MAKE INQUIRIES OF APPROPRIATE MEMBERS OF MANAGEMENT OF THE COMPANY WITH RESPECT TO THE COMPANY'S BUSINESS OR ANY OTHER MATTERS SET FORTH HEREIN, AND MAY OBTAIN ANY ADDITIONAL INFORMATION WHICH SUCH PERSON DEEMS TO BE NECESSARY (TO THE EXTENT THAT THE COMPANY POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE).  IN CONNECTION WITH SUCH INQUIRY, ANY DOCUMENTS WHICH ANY OFFEREE WISHES TO REVIEW WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING.  WITH THE EXCUTION BELOW THE SELLRS AGREES THAT ANY SUCH INQUIRIES OR REQUESTS FOR ADDITIONAL INFORMATION OR DOCUMENTS HAVE BEEN PROVIDED IF ANY.

ASSET PURCHASE and SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (AGREEMENT) is entered into as of September 27, 2005, by and among QUANTUM MEDICAL TECHNOLOGIES, INC, a corporation organized and existing under the laws of Florida with offices at 3460 Fairlane Farms Road, Suite 4 Wellington, Florida 33414 (“Purchaser”), and BIOCARD Corporation a corporation organized and existing under the laws of the state of Florida with a mailing address of 6500 SW 114th Street, Miami, Fl 33156 (“Seller”).

W I T N E S S E T H

:

WHEREAS, Seller is a developmental stage company who has developed an Application Systems Provider Software for medical professionals identified and currently in use as BIOCARD Corporation at www.biocard.com and www.biorecord.com   (hereinafter all collectively referred to as Product); and

WHEREAS, the Product has entered into beta testing; and

WHEREAS, Seller is willing to sell to Purchaser all of the intellectual property, copyrights, and physical property associated with the Product, and Purchaser is willing to buy from Seller, upon the terms and conditions hereinafter set forth, all rights, title and interest of the Seller in and to the Product and such other assets as more fully set forth in this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

DEFINED TERMS

1.1

Defined Terms.  Where used herein or in any amendments hereto, the following terms shall have the following meanings except as defined otherwise in this Agreement.

1.2

“CLOSING DATE” means ___________________________ or such other date as may be mutually agreed upon in writing by the parties hereto.

1.3

“PURCHASE DOCUMENTS” means this Agreement and all other agreements, documents or instruments to be executed in connection with this Agreement.

1.4

“PURCHASE PRICE” means the issuance of 200,000 common shares of the Quantum Group Inc. (QTUM) and warrants to purchase 500,000 additional common shares of QTUM at a price of $0.50 per share for a period of  180 days from closing.

2.

PURCHASE OF ASSETS AND PURCHASE PRICE

2.1.

Sale of Assets.  The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below) related to the ASP (identified above), free of any encumbrances, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, Assets shall mean those assets set forth in Exhibit A,

A.

all intellectual property rights of any kind or nature required to operate ASP

B.

all rights of the Seller for the use of any domain names under the Seller Contracts;

C.

all Governmental, Regulatory or Certifying Authorizations held by the Seller;

D.

all claims (including claims for past infringement of Proprietary Assets) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable);

E.

all Assets shown in Exhibit A.

In addition to the Assets set forth on Exhibit A, the seller, without payment of any additional consideration has agreed to work with Purchaser for a period of up to 40 hours as documented by Seller and approved by Purchaser, over the months following closing to assist the Purchaser with implementing and further developing the software and to train Purchaser and or his assigns. Seller accepts and acknowledges that all intellectual property that the seller has developed in connection with the ASP will upon the execution of this agreement be transferred to and is the sole and exclusive property of Purchaser subject only to payment of the required consideration. In the event that following Closing, either party shall discover or identify any additional assets which are associated with the development or implementation of the ASP, Seller will immediately, and without payment  of additional consideration, transfer those assets to the Purchaser.

2.2

Liabilities.  The Purchaser shall assume no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise incurred or implied prior to closing date.

A.

Without in any way limiting the generality of the foregoing, Purchaser shall not assume any obligation or liability of Seller with respect to the following (i) any transaction involving Seller occurring after the Closing Date; (ii) any liability of Seller for federal, state or local taxes, fees, assessments or other similar charges (including without limitation income taxes, real estate taxes, payroll taxes and sales taxes); (iii) any liability for services performed by Seller on or prior to the Closing Date and (iv) except as expressly provided in this Agreement, any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller.

2.3

Purchase Price.  Purchaser shall pay to Seller for the Assets (the “Purchase Price”) as follows:

A.

at the Closing, the Purchaser shall issue the Seller common shares of the Quantum Group Inc. (QTUM) and warrants to purchase 500,000 additional common shares of QTUM at a price of $0.50 per share for a period of 180 days from closing

B.

 Seller recognizes that the shares issued will contain a restrictive legend restricting their sale and such future sale can only be done subject to rule 144 of Securities and Exchange Commission.

C.

If Seller exercises 500,000 warrants at a price of $0.50 per share, Buyer agrees to piggyback registration, in any future public registration and Seller agrees to fully comply with any and all request of information to facilitate such registration.

2.4.

Allocation of the Purchase Price.  The Purchase Price shall be allocated amongst the Assets as provided in Schedule A attached hereto, and each party shall file in a manner consistent therewith (i) the reports required under Section 1060 of the Internal Revenue Code of 1986, as amended, and (ii) their respective Federal, state and local tax returns.

3.

DOCUMENTS TO BE DELIVERED AT CLOSING

3.1.

At the Closing:

A.

Seller shall execute and deliver to Purchaser a Bill of Sale fully executed and in the form of Exhibit C attached hereto, conveying, selling, transferring and assigning to Purchaser all of the Assets free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

B.

Seller shall execute or endorse and deliver to Purchaser other duly executed separate instruments of sale, assignment or transfer, including, but not limited to assignments of all domain names currently owned by the Seller where, in Purchaser's reasonable judgment, the same are necessary or desirable in order to vest or evidence title hereto in Purchaser.

C.

Robert H. Karl, Nilza S. Karl and Taffy Gould shall execute non-compete, nondisclosure and non-solicitation agreements in form satisfactory to the Purchaser.

D.

Seller shall deliver to Purchaser copies, certified by the Secretary of Seller of (i) certificates of good standing in the jurisdiction of the Seller's incorporation   (ii) the unanimous written consent of the Board of Directors or Managing Member(s)  of Seller authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby; and (iii) a certification signed by the Company’s President and Secretary that there are no liens or encumbrances on any of the assets to be transferred except as set forth in Exhibit B.

E.

Purchaser shall deliver to Seller copies, certified by the Secretary of Purchaser of (i) certificates of good standing in the jurisdiction of the Purchaser's incorporation and in each other jurisdiction in which the Purchaser is doing or transacting business, and (ii) the unanimous written consent of the Board of Directors or Executive Committee of Board of Directors of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

F.

Seller shall deliver to the Purchaser all books and records of the Seller relating to the Seller's Business, the Assets and the Assumed Liabilities.

G.

Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated including, without limitation, the written consent of the Landlord for the assignment of the Seller’s leasehold obligation at its business location.

4.

CLOSING.

The Closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith, shall take place at the 3460 Fairlane Farms Road, Suite 4 Wellington, Florida 33414, upon the satisfaction of all of the conditions set forth in this Agreement on September 30, such Closing to take place by delivery to such counsel of executed counterparts of this Agreement and all other documents, instruments and certificates required to be delivered by Seller or Purchaser at the Closing (said Closing and said date thereof, herein referred to as the “Closing” and the “Closing Date”, respectively).  The effective date of this Agreement shall be the date of execution by the last signatory to this Agreement.

5.

REPRESENTATIONS AND WARRANTIES BY SELLER.

5.1.

Seller and Robert H. Karl, Nilza S. Karl and Tracy Gould, jointly and individually represent and warrants to Purchaser as follows:

A.

Corporate Organization.  Seller is a Corporation, validly existing and in good standing under the laws of the State of Florida Seller.

B.

Authorization and Validity of Agreement.  Seller has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary corporate action, and no other proceeding on the part of Seller is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Seller and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

C.

The execution, delivery and performance of the Purchase Documents by Seller, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

(i)

violate any provision of law, statute, rule or regulation to which Seller is subject,

(ii)

violate any judgment, order, writ or decree to which Seller is a party or by which it is or may be bound; or

(iii)

to the knowledge of Seller, result in the breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets being purchased hereunder, under the corporate charter or by-laws or any other agreement, understanding or instrument to which Seller is a  party or by which it is or may be bound or affected.

D.

All necessary corporate action has been taken by Seller to authorize the execution, delivery and performance of the Purchase Documents.  The Purchase Documents have been duly and validly authorized, executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable against it in accordance with their respective terms.

E.

All consents and approval required for transferring the Assets to Purchaser hereunder and for assigning the agreements, including without limitation all amendments, modifications, and supplements, whether written or oral (“Agreements”) and for performing Seller's obligations under the Purchase Documents have been obtained or will be obtained.  No consent of any court, governmental agency or other public authority is required as a condition to the enforceability of the Purchase Documents.

F.

Seller acknowledges that the Assets being transferred per Exhibit “A” are owned free and clear of all liens and encumbrances, are not encumbered by any liens or the subject matter of any known or anticipated litigation   Seller further acknowledges and agrees that the Purchase Price paid by Purchaser for Seller’s Assets is fair and adequate consideration.

G.

Seller has not received any notice that it is infringing upon the research, development, processes, methods, techniques, inventions, know how patents, patent rights, trade name, trademarks and service marks of any other party.

H.

Seller has paid all personal and intangible property taxes due as a result of the ownership of the assets and there are no amounts due and owing for personal property or intangible property taxes.

I.

There is (and has not been since its inception) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated.  Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no attachments, or executions have been issued or are now in force against Seller.  No petition in bankruptcy or receivership has ever been filed by or against Seller.

J.

 Release of Names.  In addition to other provisions and conveyances Sellers agree to never use the names BIOCARD or BIORECORD, and further agree to change the name of Seller’s corporation to remove name BIOCARD within 30 days from closing and support as required by state authority the re-issuance of corporate name in any form to Buyer including any rights and interest in patents, trademarks and/or copyrights in perpetuity.

            K.

No Brokers.  Seller does not have nor will it have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

L.

Delivery of Material.  Seller has delivered original copies of all material to be conveyed hereunder.  Seller has not retained in any format, either electronically, magnetically or paper copies of any source codes or other proprietary information to be conveyed hereby. Seller has obtained copies of all source codes from third parties and all such copies have either been destroyed or delivered to Purchaser at Closing.

            M.

Accuracy of Representations.  No representation or warranty contained in this Section 5 contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

6.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1.

Purchaser represents and warrants to Seller as follows:

A.

Corporate Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

B.

Authorization and Validity of Agreement.  Purchaser has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the performance of Purchaser obligations hereunder have been duly authorized by all necessary corporate action, and no other proceeding on the part of Purchaser is necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by Purchaser and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

C.

No Conflict or Violation.  The execution, delivery and performance by Purchaser of this Agreement does not and will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of Purchaser, and the execution, delivery and performance by Purchaser of this Agreement does not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority, nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the cancellation, modification, revocation or suspension of any material licenses, permits or approvals.

D.

No Brokers.  Purchaser does not have nor will it have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

F.

Accuracy of Representations.  No representation or warranty contained in this Section 6 contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

7.

CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE

7.1

All obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

A.

Representations and Warranties.  All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

B.

Performed Commitments.  Purchaser shall have tendered the required documents and certificates at the Closing as set forth in Section 3 hereof.

C.

Purchase Price.  The Purchase Price described in Section 2.3 hereof due at the Closing shall have been paid by Purchaser.

D.

Corporate Approval.  All corporate action necessary to authorize (A) the execution, delivery and performance by Purchaser of this Agreement and any other agreements or instruments contemplated hereby to which Purchaser is a party and (B) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the board of directors of Purchaser, certified by the Secretary of Purchaser.

The Seller may waive any condition specified in this Section 7 if it executes a writing so stating at or prior to the Closing.

8.

CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

8.1

All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

A.

Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

B.

Performed Commitments.  Seller shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in Section 3 hereof.

C.

No Litigation.  No action suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control after the Closing Date the Assets and the Seller's Business.

D.

 Corporate Approval.  All corporate action, necessary to authorize (A) the execution, delivery and performance by the Seller of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller is a party and (B) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all applicable resolutions of Seller certified by the Secretary or Assistant Secretary of the Seller.

E.

Approvals and Consents.  The Seller shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

F.

Non-Compete.  All current management personnel of Seller shall execute non-compete agreements on closing.

The Purchaser may waive any condition specified in this Section 8 if it executes a writing so stating at or prior to the Closing.

9.

INDEMNIFICATIONS

9.1   Seller agrees to indemnify and hold harmless Purchaser from:

A.

Any and all damages or deficiencies resulting from any misrepresentation breach of warranty or non-fulfillment of any covenants on the part of Seller under this Agreement.

B.

Any and all actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorneys fees, expenses incident to any of the foregoing.

C.

Any and all liabilities as they relate to the personal property being transferred under this Purchase and Sale Agreement which are not specifically set forth in Exhibit A.

D.       Any and all chargebacks from Medicare, Medicaid or private insurance, or injured third parties as a result of any errors made by Seller prior to the Closing for any reason relating to the utilization of the ASP software including but not limited to over-utilization, failure to document, over-billing and/or fraud.  In the event of any indemnification arising under this paragraph, Purchaser shall have the right to offset such claims against the Purchase Price.

9.2

Purchaser agrees to indemnify and hold Seller harmless from:

A.

Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non- fulfillment of any covenant on the part of Purchaser under this Agreement.

B.

Any and all actions, suits, proceeding, demands, assessments, judgments, costs, reasonable attorney's fees and expenses incident to any of the foregoing.

 9.3

Any party having an indemnification claim hereunder (“Indemnitee”) shall give the other party (“Indemnitor”) prompt notice in writing of any claim by any third party which gives rise to a claim for indemnification hereunder, and of any alleged breach of any of the representations and warranties contained in this Agreement.  As to any alleged breach of the representations or warranties, written notice shall contain a statement setting forth the nature of the alleged breach or breaches.  The Indemnitor shall have thirty (30) days after the delivery of such notice to cure or contest any such claim by a third party or any such alleged breach or breaches.  At its option, to be exercised within thirty (30) days of such notice, the Indemnitor may defend against any such action or proceeding with counsel of its choice, at the Indemnitor's expense, it being understood, however, that the Indemnitor's designation of counsel shall be subject to the approval of the Indemnitee, which approval shall not be unreasonably withhold.  Additionally, at its own expense the Indemnitee may participate in any such defense with counsel of its choice.  As long as the defense is being handled by the Indemnitor, the Indemnitee shall not settle any such claim, action or proceeding without prior written consent of the Indemnitor, except that if the Indemnitee does elect to settle the matter without such consent, the Indemnitor shall be released from the terms of this indemnification.  Notwithstanding the foregoing, in the event the Indemnitor elects not to defend any such claim, action, or proceeding, the Indemnitee may do so, in which event the Indemnitor shall continue to indemnify the Indemnitee for any liabilities, losses and damages incurred by the Indemnitee, including any settlement payments and for the reasonable costs and expenses of this counsel.

9.4

All indemnifications made herein by Purchaser and Seller shall survive the closing of this transaction and shall inure to the benefit of the Purchaser’s and Seller’s heirs, assigns, agents, principals, members and/or shareholders.

10.

TERMINATION DEFAULT REMEDIES

10.1.

Termination. If either Purchaser or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective ten (10) days after the Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

11.   MISCELLANEOUS

11.01

Waiver.  This Agreement may be assigned by Purchaser without the prior written consent of Seller.

11.02

Survival.  The representations and warranties of the Purchaser and Seller set forth in Sections 5 and 6 of this Agreement, the indemnities set forth in Section 9 of this Agreement, and the conditions set forth in Sections 7 and 8 of this Agreement, shall survive termination of, the Closing under, or performance under this Agreement, forever, until fully performed, discharged and/or subject to applicable statutes of limitation.

11.03

Entire Agreement.  This Agreement and the Exhibits hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

11.04

Governing Law, Jurisdiction and Venue.  The validity, construction and performance of this Agreement, and the legal relations between the parties to this Agreement, each shall be governed by and construed in accordance with the laws of the State of Florida (excluding that body of law applicable to choice of laws).  Each of the parties hereby agrees that, except for any appeals, the sole and exclusive venue for any and all disputes relating to this Agreement, its making, construction, validity, enforceability and/or performance shall be by binding arbitration in accordance with the American Arbitration Association. (“AAA”)  All disputes for arbitration shall be submitted with the AAA in West Palm Beach, Florida or in such location where the AAA has its nearest office.   Any order entered into by the AAA may be enforced in the state courts sitting in Palm Beach County, Florida.

11.05

Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

11.06

Headings and References.  Headings are included solely for convenience, are not themselves to be considered a part of the terms and conditions of this Agreement and are not intended to be full and accurate descriptions of the contents thereof.  Any reference to a paragraph shall be construed to refer to all subparts and/or other portions of that paragraph.

11.07

Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.08

Notices.  All notices relating to this Agreement must be in writing and delivered either in person or by certified mail or registered mail, postage prepaid, return receipt requested, to the person(s) and address specified on the first page of this Agreement or such updated address as either party may subsequently designate by notice in writing.  Notice shall be effective immediately upon receipt.

11.09

Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.10

Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.  All state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets, shall be borne by the Seller.

11.11

   Finders Fees.  Neither Seller nor Purchaser has incurred nor will either incur any liabilities for finder’s fees or commission of any nature whatsoever in connection with the transactions contemplated hereunder.

11.12

Additional Documentation. The parties agree that without the payment of additional consideration, each party will provide the other with such information as may be necessary to carry out the terms and conditions of this Agreement.

11.13

Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14

Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The law firm of Newman, Pollock & Klein, LLP represented Purchaser in connection with the drafting of this Agreement, and Seller was represented by counsel of his own or elected not to be represented by counsel.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word including shall mean including without limitation.

11.15

Gender.  All references to the male, female or neutral shall be amended to the proper reference as the context requires.

11.16

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

11.17

Knowledge.  For purposes of this Agreement, a Person shall be deemed to have knowledge of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

11.18

Force Majeure.  Neither of the parties shall be responsible for failure to fulfill its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to failure of suppliers or subcontractors to furnish equipment, software, parts or labor, war, sabotage, insurrection, riots, civil disobedience and the like, acts of governments and agencies thereof, labor disputes, accidents, fires or Acts of God.  In such event, the delayed party shall perform its obligations hereunder within a reasonable time after the cause of the failure has been remedied, and the other party shall be obligated to accept such delayed performance.  During any period that performance of its obligations by one party is delayed or suspended pursuant to this Paragraph 11.18, the performance of the obligations of the other party shall be similarly delayed or suspended, including, without limitation, any obligation of a party to pay money owed based on delayed performance of obligations of the other party.

11.19

Binding Effect/Assignment.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

11.20   Continued Cooperation.   Seller will upon the request of Purchaser execute such other additional documents as may be requested or required by Purchaser in order to transfer the Assets and in furtherance of the intent of the parties.  Said cooperation, consents and agreements will be provided without payment of additional consideration and without any delay on the part of the Seller.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement under seal on the day and year first above written.

SELLER:

ATTEST:

/s/Robert H. Karl

_________________

BY:

Robert H. Karl

ITS:

As to Paragraph 5 only:

/s/ Robert H. Karl

Robert H. Karl

/s/ Nilza S. Karl

Nilza S. Karl

Purchase:

Attest:

Quantum Medical Technologies, Inc.

__________________________

/s/ Noel J. Guillama

Noel J. Guillama,   President

EXHIBIT A

ASSETS TO BE PURCHASED

The following assets are to be acquired in the transaction of Purchaser with Seller:

1)

All Source code for the certain Product program that is running on the Seller web site to be delivered upon closing.  This source code is to be complete in all respects, fully able to be recompiled to create the operating system and all supporting documentation, along with PowerPoint files, Sharepoint files and any other supporting files databases, etc.  required to support and enhance the system on a going forward basis.

2)

Transfer of Seller Product contacts with any organization previously interested in Product.

3)

Tangible Property

o

Manuals

o

Marketing Material

o

Hardrive 1 CDs/tape of products

o

Hosting contract transfer

o

Transfer of Domain sites as required by regulating entity for

www.biocard.com

www.biorecord.com

EXHIBIT B

BILL OF SALE

This Bill of Sale (this "Bill of Sale") made as of the 27 day of September 2005 by Biocard Corporation (“Seller”) and Quantum Medical Technologies, Inc. (“Purchaser”).

WITNESSETH

WHEREAS, pursuant to an Asset Purchase and Sale Agreement executed between the respective parties (the "Agreement"), Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller those assets set forth on the attached Exhibit A.

WHEREAS, this Bill of Sale is intended to effect the transfer of the Assets to Purchaser pursuant to the terms of the Agreement;

NOW THEREFORE, in consideration of the mutual agreements of the parties contained in the Agreement, the parties agree as follows:

Section 1.     Definitions.  All capitalized terms that are defined in the Agreement and not in this Bill of Sale shall have the meanings given them in the Agreement.

Section 2.     Assignment.  Seller does hereby bargain, sell, transfer, assign, set over and deliver unto Purchaser, its successors and assigns, all right, title and interest of Seller in and to the Assets set forth on Exhibit A.

TO HAVE AND TO HOLD the Assets hereby bargained, sold, transferred, assigned, set over, and delivered, or intended so to be, unto Purchaser, and its successors and assigns, to and for their own use and behalf forever.

Section 3.     No liens or encumbrances.  The assets to be conveyed hereby are free and clear of any liens or encumbrances of any type or nature.  All personal property taxes due on the property have been paid.

Section 4.     Further Assurances.  Seller covenants, from time to time on or after the date hereof, without further consideration and upon the reasonable request of Purchaser to execute and deliver or cause to be executed and delivered, to Purchaser such further instruments of conveyance, transfer and confirmation and  to take such other action as Purchaser may reasonably request in order to more effectively convey and transfer the Assets which is the subject of this Bill of Sale to, and vest and confirm title in such Assets  in Purchaser, and to enable Purchaser to realize upon or otherwise enjoy the Assets to the extent heretofore enjoyed by Seller.

IN WITNESS WHEREOF, Seller and Purchaser signed this Bill of Sale and Agreement under seal as of the day and year first above written.

Biocard Corporation

/s/ Robert H. Karl

BY:

Robert H. Karl

ITS:

Quantum Medical Technologies, Inc.

/s/ Noel J. Guillama

BY:

Noel J. Guillama

ITS:

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Agreement (“Agreement”) dated as of the 29th day of September 2005 by and between Biocard Corporation a Florida Corporation with its principal place of business at (“Assignor”), and Quantum Medical Technologies, Inc., a Florida corporation with offices located at 3460Fairlane Road Suite 4, Wellington, Florida 33414.(“Assignee”).

WHEREAS, Assignor has prepared, written, created, or developed certain concepts, materials or works which have resulted in, among other things, Assignor’s internet website and software associated with www.biocard.com and www.biorecord.com, which include but are not limited to diagrams, art work, designs, images, specifications, data, graphs, formula, source and object code, and documentation related thereto, all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information know-how, materials and tools relating thereto, or to the development, support or maintenance thereof (hereinafter called the “Work”); and

WHEREAS, the Assignor has transferred the Work pursuant to an Asset Purchase and Sale Agreement entered into by and between Assignor and Assignee a copy of which is attached hereto; and

WHEREAS, Assignor desires to transfer all right, title and interest of any kind, nature or description to Assignee in the Work, as well as any copyrights, patents, patent rights, trademarks, service marks, trademark rights, trade secrets, domain names, mask work right (sui generis database rights), and all other intellectual and industrial rights of any sort and all business contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop or related to the Work (the “Intellectual Property”), whether or not the Intellectual Property is subject to statutory registration, is registered or an application to register has been filed;

NOW THEREFORE, in consideration of the sum of ten ($10.00) dollars and other good and valuable consideration received by Assignor from Assignee, receipt of which is hereby acknowledged, it is hereby agreed, between Assignor and Assignee as follows:

1.

Assignor hereby irrevocably and unconditionally grants, transfers, assigns, and conveys to Assignee, its successors and assigns, the entire right, title, interest, ownership and all subsidiary rights in and to the Work and the Intellectual Property, including but not limited to the sole right to preserve, maintain and register the Intellectual Property in the Work in the United States of America or any foreign country in Assignee’s name as claimant or owner, in Assignee’s sole discretion, and the right to secure renewals, reissues, and extensions of any such Intellectual Property registration.

The decision not to preserve, maintain or register the Intellectual Property shall not create any right of reversion to Assignor.

2.

To the extent allowed by law, the Assignment herein includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively “Moral Rights”).  To the extent Assignor retains any such Moral Rights under applicable law, Assignor hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Assignee; Assignor agrees not to assert any Moral Rights with respect thereto.  Assignor will confirm any such ratifications, consents and agreements from time to time as requested by Assignee.

3.

By virtue of this assignment, Assignee, and its successors and assigns, owns the entire title, right and interest in and to the Work and Intellectual Property, including the right to reproduce; to prepare derivative works based upon the Intellectual Property in the Work; to distribute the Work or Intellectual Property by sale, by rental, by lease, by lending or by other transfer of ownership; to perform the Work publicly; and to display the Work, whether or not the Work constitutes a “work made for hire” as defined in 17 U.S.C. §201(b).

4.

Assignor agrees that no rights in the Work or the Intellectual Property are retained by Assignor.

5.

Assignor agrees to take all actions and cooperate as is necessary to protect the Intellectual Property and further agrees to execute any documents that might be necessary to perfect Assignee’s ownership and registration of the Intellectual Property.

6.

Assignor represents and warrants to Assignee that it owns the entire right,

title and interest in and to the Work and the Intellectual Property and has full power and authority to enter into this Assignment and carry out the transfer contemplated hereby.  Assignor further represents and warrants that no third parties maintain any rights to the Work and the Intellectual Property.  Assignor is hereby assigning and transferring the Work and the Intellectual Property free and clear of all liens, pledges, security interests or other encumbrances or restrictions on transfer of any kind whatsoever.

7.

Assignor further represents and warrants that Assignor has taken no steps previously to encumber, to license, or to transfer the Work or the Intellectual Property or any right, title, or interest therein.

8.

Assignor further represents and warrants that no claim is pending or threatened to the effect that the Intellectual Property being assigned herein is invalid or unenforceable and there is no basis for any such claim (whether or not pending or threatened).

9.

All terms of this Agreement are applicable to any portion or part of the

Work and/or the Intellectual Property, as well as the Work and/or the Intellectual Property in its entirety.

10.

This Agreement constitutes the entire agreement between the parties hereto; this Agreement supercedes any prior oral or written agreement or understanding between the parties.

11.

This Agreement shall be interpreted under the United States Copyright, Patent and Trademark Laws.

IN WITNESS WHEREOF and intended to be legally bound by, the parties have hereunder set their hands, the day and the first year written above.

Biocard Corporation , LLC

By:

 /s/Robert H. Karl

Name:

Robert H. Karl

Title:

Quantum Medical Technologies, Inc.

By:

 /s/ Noel J. Guillama

Name:

Noel J. Guillama

Title:

All Source code for the certain Product program that is running on the Seller web site to be delivered upon closing.  This source code is to be complete in all respects, fully able to be recompiled to create the operating system and all supporting documentation, along with PowerPoint files, Sharepoint files and any other supporting files required to support and enhance the system on a going forward basis